UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 2, 2009 (February 24, 2009)

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	1-33007	20-5413139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2009, Fred J. Fowler, who recently retired as the Company’s Chief Executive Officer, notified the Board of Directors of Spectra Energy Corp of his intention to retire from the Board effective at the Company’s 2009 Annual Meeting of shareholders on May 7, 2009. Accordingly, he will not stand for reelection at the 2009 Annual Meeting. Mr. Fowler will continue to serve as the Chairman of the Board of Spectra Energy Partners, a master limited partnership in which Spectra Energy Corp holds an 84% interest.

Also on such date, Spectra Energy announced, as part of its governance practices, the rotation of its Chairman of the Board. The Board of Directors has appointed William T. Esrey to such position effective at the Company’s 2009 Annual Meeting. Mr. Esrey is chairman emeritus of Sprint Corporation and has served on Spectra Energy’s Board since its inception in January 2007, and has previously been a board member for Spectra Energy’s predecessor companies for approximately 22 years. The Company’s current Chairman, Paul M. Anderson, who served in that capacity since Spectra Energy became a standalone company in 2007, will remain a member of the Board of Directors.

A copy of the news release relating to this disclosure is attached hereto as Exhibit 99.1. The information in Exhibit 99.1 is being furnished pursuant to this Item 5.02.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of Spectra Energy Corp, dated March 2, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CORP

/s/ Patrick J. Hester
Patrick J. Hester
Vice President and General Counsel

Date: March 2, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit
99.1	Press Release of Spectra Energy Corp, dated March 2, 2009